EXHIBIT 10.16

                 AUTODESK AUTHORIZED RESELLER AGREEMENT
                             (United States)


     This Autodesk Authorized Reseller Agreement ("Agreement"), effective on February 1, 1999 ("Effective Date") is made between Autodesk, Inc., a Delaware corporation ("Autodesk") and reseller set forth below ("Reseller")

DESIGN TECHNOLOGIES
8245 W. 1-25 Frontage Road, #4
Erie, CO  80516
FAX:  303-449-2181

0070001215  01

1.   DEFINITIONS

1.1 "AUTHORIZED LOCATION" shall mean each physical location where Reseller is authorized to market and distribute Autodesk Software Products to End Users, as identified in the Product Requirements Sheet concerning such Autodesk Software Products.

1.2 "AUTHORIZED PRODUCTS" shall mean the Autodesk Software Product(s) which (a) Reseller has procured from Autodesk or an Autodesk Distribution Partner in accordance with this Agreement, and (b) Reseller is authorized to market and distribute to End Users only in accordance with the Product Requirements Sheet which corresponds to such Autodesk Software Product(s).

1.3 "AUTHORIZED TERRITORY" shall mean the United States and any geographical area, identified in the Product Requirements Sheet, within which Reseller is authorized to market, distribute, and support the Authorized Products corresponding to such Product Requirements Sheet.

1.4 "AUTODESK DISTRIBUTION PARTNER" shall mean any entity authorized in writing by Autodesk to distribute Autodesk Software Products to third parties other than End Users.

1.5 "AUTODESK SOFTWARE PRODUCTS" shall mean the then-current product offerings of Autodesk and its subsidiaries and affiliates, and any Upgrades, Bug Fixes, or Enhancements thereto.

1.6 "CO-OP FUNDS" shall mean funds which are made available to Reseller for the promotion of Autodesk Software Products, under the terms of this Agreement.

1.7 "EARNBACKS" shall mean rebates that Reseller shall receive, under the terms of this Agreement, upon the achievement of Reseller's Target.

1.8 "END USER" shall mean a customer of Reseller who has licensed one or more Autodesk Software Products for the personal or business use of such customer and not for transfer or resale.

1.9 "END USER LICENSE" shall mean the then-current license agreement shipped with, or incorporated in, each Autodesk Software Product, which sets forth the terms and conditions under which an End User may use such Autodesk Software Product.

1.10 "PRODUCT REQUIREMENTS SHEET" shall mean a written amendment to the agreement executed by the parties which sets forth the terms and conditions under which Reseller is authorized to market, distribute, and support one or more Autodesk Software Products to End Users. Reseller may not market or distribute any Autodesk

Software Product to End Users until the parties have executed a Product Requirements Sheet corresponding to such Autodesk Software Product. Reseller must continuously meet the requirements set forth in the Product Requirements Sheet for each Authorized Location in which Reseller intends to market, distribute, and support the Autodesk Software Products corresponding to such Product Requirements Sheet.

1.11 "RESTRICTED AUTHORIZED PRODUCTS" shall mean those Autodesk Software Products identified on one or more Product Requirements Sheet(s), which Reseller is prohibited from distributing to End Users outside of the Authorized Territory.

1.12 "PURCHASE REQUIREMENT" shall mean the minimum purchase requirements as set forth in the Products Requirement Sheet(s).

1.13 "TARGET" shall mean the revenue target, based upon purchases of Authorized Products from Autodesk, which Reseller must obtain to receive Earnbacks.

1.14 "UPDATES, BUG FIXES, AND ENHANCEMENTS" collectively shall mean additions or corrections to any Autodesk Software Product which (a) Autodesk designates to be a modified or upgraded version of such Autodesk Software Product, and (b) requires the End User to whom it is distributed to have previously licensed the Autodesk Software Product corresponding to such modified or upgraded version.

All references in this Agreement to the "Sale" of or "selling" or "purchase" of Software shall mean the sale or purchase of a license to use such Software or Software Copies.

2.   APPOINTMENT

2.1 NONEXCLUSIVE RETAIL RESELLER. Autodesk appoints Reseller as a nonexclusive retail reseller to market, distribute, and support only the Authorized Products identified on one or more Product Requirements Sheet(s), solely to End Users within the United States, pursuant to an End User License Agreement. Notwithstanding the preceding sentence, Reseller may market, distribute, and support Restricted Authorized Products to End Users within the Authorized Territory only.

2.2 RETENTION OF RIGHTS BY AUTODESK. Autodesk reserves the unrestricted right (a) to market, distribute, and support any Autodesk Software Product worldwide in any location, including in the Authorized Territory, directly to End Users or through any other channel, including, but not limited to, original equipment manufacturers, value added reseller, distributors, dealers, or retail outlets, and (b) to modify, augment, or otherwise change the methods in which Autodesk markets, distributes, or supports any Autodesk Software Product, without any liability to Reseller.

2.3  RESTRICTIONS.  Reseller agrees as follows:

(a) Reseller shall use its best efforts to enforce the terms of the End User License Agreement and to advise Autodesk promptly of any known breach of the terms of the End User License Agreement. Reseller shall not distribute copies of any Autodesk Software Product that is marked "Not for Resale" or otherwise provided to Reseller for demonstration purposes only ("NFR(s)").

(b) Reseller shall not market, distribute, or support any Autodesk Software Product to or for any third party other than an End User.
Reseller expressly acknowledges and agrees that Reseller is not an Autodesk Distribution Partner and further acknowledges and agrees that the distribution rights granted under this Section 2 may not be construed so as to allow Reseller to market or distribute Autodesk Software Products to any person or entity other than an End User. This restriction notwithstanding, Reseller may permit the financing of any Autodesk Software Products by an End User through a financial institution, approved by Autodesk. Such financing shall be restricted to a loan arrangement or permitting an End User to enter into a buy-out lease, provided however, such financial institution shall not be an End User and shall have no rights to such product as a licensee thereof. In any event, this consent shall not be construed to permit short-term rental of Autodesk Software Products.

(c) Reseller shall not purchase, license or otherwise acquire or attempt to acquire licenses for Autodesk Software Products from (i) an End User,
(ii) an agent acting on behalf of an End User, or (iii) any person or party other than Autodesk or an Autodesk Distribution Partner.

(d) Reseller shall not attempt to upgrade, exchange, or otherwise procure an economic benefit from any Autodesk Software Product purchased, licensed, or otherwise acquired from (i) an End User, (ii) an agent acting on behalf of an End User, or (iii) any person or party other than Autodesk or an Autodesk Distribution Partner.

(e) Reseller shall not attempt to mischaracterize an Update, Bug Fix, or Enhancement as a stand-alone, fully paid-up license to the corresponding Autodesk Software Product for the purpose of attempting to upgrade, exchange, or otherwise procure an economic benefit from such Update, Bug Fix, or Enhancement.

(f) Reseller shall not market, distribute, or support any Autodesk Software Product (i) to any entity purporting to be an End User but which is either known to Reseller or known to Autodesk and communicated to Reseller, to have the intent to, or have attempted to, sublicense such Autodesk Software Products to bona fide End Users or other third parties,
(ii) or to any End User or other third party who intends to export the Autodesk Software Products, without authorization from Autodesk.

(g) Reseller shall not attempt to market or distribute Restricted Authorized Products other than in the Authorized Territory, unless authorized by Autodesk in writing. Any advertising, including but not limited to, trade magazine and Web based advertising, which will be seen by customers outside of Reseller's Authorized Territory, must contain a disclaimer notifying such customers that Reseller may not sell to customers outside of Reseller's Authorized Territory. Reseller shall refrain from marketing or promoting, in any manner, any Autodesk Software Product other than the Authorized Product(s).

(h) In addition to all other remedies available to Autodesk under law or equity or this Agreement, in the event that Reseller violates any of the provisions of subsections 2.3(a)-(f) herein, Reseller shall pay to Autodesk, as liquidated damages and not as a penalty, an amount equal to the difference between the then-current Autodesk suggested retail price and the price Reseller actually paid for the Autodesk Software Product used, procured or distributed in contravention of this Section 2.3. In the event that Reseller violates the provisions of subsection 2.3(g), Reseller shall pay to Autodesk, as liquidated damages and not as a penalty, the sum of $500.00 for each copy of a Restricted Authorized Product distributed outside the Authorized Territory. In addition, Autodesk may terminate this Agreement for numerous or repeated violations of subsection 2.3(h).

2.4 REPORTING. Reseller, at its own expense and in the format requested by Autodesk, shall provide the following reports:

(a) SELL THROUGH REPORTS. Reseller shall maintain complete and accurate records concerning each and every Authorized Product distributed to an End User in accordance with this Agreement, including the name, phone number, fax number, and address of each such End User, the serial number of each Autodesk Software Product licensed to such End User, the Authorized Location from which such product was distributed, the date of the transaction, and end-of-month inventory for each Authorized Product. Reseller shall provide the Autodesk sales office with written reports including the above referenced information within fifteen (15) days of the end of each calendar month during the term of this Agreement, and shall also provide Autodesk with such information promptly at other times upon reasonable request for Autodesk.

(b) FORECASTS. Reseller shall provide Autodesk with monthly forecasts setting forth the numbers of copies of each Authorized Product held in inventory by Reseller, and the numbers of copies of each Authorized Product which Reseller expects to distribute to End Users in the ninety (90) day period following the date of the report. Reseller also agrees, upon the request of Autodesk, to provide Autodesk with market research information regarding competition and changes in the market.

2.5 AUDIT RIGHTS. Autodesk, in its sole discretion, not more than once each Autodesk fiscal quarter, may conduct an audit of the financial and other records of Reseller for the purpose of validating or augmenting the Reseller reports identified in Section 2.4 above and otherwise ensuring that Reseller is complying with the terms of this Agreement. Such audits shall be conducted at Reseller's sites during normal business hours upon reasonable notice to Reseller. Autodesk shall bear the cost of such audit, unless Autodesk determines that (a) Reseller has underpaid Autodesk by more than five percent (5%) for any Autodesk fiscal quarter or year, or (b) Reseller has failed to disclose a material breach of an End User License Agreement or of this Agreement.

2.6 ADDITIONAL RESELLER DUTIES. Reseller agrees to perform all of the following obligations in good faith:

(a) PRODUCT REQUIREMENTS SHEETS. Each Authorized Location of Reseller shall continually comply with the specific requirements ("Product
Requirements") set forth in each Product Requirements Sheet.

(b) APPROVALS. Reseller shall obtain and maintain at its own expense all approvals, consents, permissions, licenses, and other governmental or other third party approvals necessary to enable Reseller to market, distribute, and support the Products for which Reseller is authorized in accordance with this Agreement. Reseller shall comply with all applicable federal, state, county, and local laws, statutes, ordinances, and regulations which apply to the activities of Reseller.

(c) MARKETING ACTIVITIES. Reseller shall use its best efforts to actively market, promote, and distribute, at Seller's expense, the Authorized Products only within the Authorized Territory under the terms of this Agreement and the Product Requirement Sheet(s).

(d) UPDATES, BUG FIXES, AND ENHANCEMENTS. Reseller, at its own expense, shall be responsible for distribution and support of any updates and/or Bug Fixes to any Autodesk Software Product which Reseller has licensed to an End User promptly after delivery to Reseller of such Update or Bug Fix. Autodesk reserves the right to distribute Updates, Bug Fixes, and Enhancements to End Users directly or through alternative channels, including, but not limited to, electronic distribution. Reseller shall promptly notify Autodesk of any defect in any Autodesk Software Produce which is discovered by or reported to Reseller.

(e) CSC RESELLER POLICY AND PROCEDURE MANUAL. Reseller shall comply with all terms and conditions as set forth in the then current CSC Reseller Policy and Procedure Manual. Repeated failure to abide by such policies and procedures shall be considered a material breach of this Agreement. Autodesk reserves the right to modify such policies and procedures at anytime.

(f) FULFILLMENT OF REBATE COUPONS. From time to time Autodesk may run a promotion whereby End Users may receive a rebate offer for Authorized Products. Autodesk appoints Reseller as a non-exclusive agent for the fulfillment of rebate claims ("Rebate Claims") submitted by End Users for the various promotions ("Promotions"). Reseller shall pay to an End User who has submitted a Rebate Claim the specified dollar amount as set forth on the Rebate Coupon, according to the terms and conditions stated on the Rebate Coupon. Reseller shall only pay End User for Rebate Claims which have been received for the Promotions for which Reseller has been Authorized by Autodesk. Reseller shall pay a rebate to End User only if the Rebate Coupons have been completely filled out by the End User, if all required documentation is attached, and the Rebate Claim was postmarked or received prior to the expiration date printed on the Rebate Coupon, unless otherwise instructed by Autodesk. After submission of all required End User documentation by Reseller to Autodesk. Autodesk shall credit Reseller's account for the amount of the Rebate Coupon.

(g) RESELLER'S OFFICE. Reseller shall maintain an office within a commercial facility that is suitable to adequately represent Autodesk Software Products to End Users. Such office may not be a home-office. Reseller shall submit to Autodesk photographs of Reseller's office along with this Agreement. Reseller shall have until April 1, 1999 to comply with this requirement. Failure to comply after this date shall be material breach of this Agreement and may result in its termination by Autodesk. In the event that Reseller loses its commercial office after April 1, 1999, Reseller shall have thirty (30) days in which to establish a new office as defined above. The establishment of a new office which is more than five miles from the location listed at the beginning of this Agreement is subject to approval by Autodesk.

(h) UPDATED FINANCIAL STATEMENTS. Reseller shall be required to submit updated financial statements to Autodesk prior to the acceptance of this Agreement by Autodesk.

3.   RESELLER ORDERS AND PAYMENT TERMS.

3.1 PRICES AND ORDERS. The prices applicable to Reseller shall be the prices reflected on the then-current Reseller Price List based upon Reseller's discount level, as set forth in the AUTODESK FY2000 VAR VALUE PROPOSITION. The AUTODESK VAR VALUE PROPOSITION may be revised by Autodesk upon written notice to Reseller. Autodesk may change prices at any time effective thirty (30) days after publication of a new Reseller Price List or other similar notice to Reseller. All prices are F.O.B. or Free Carrier Autodesk's manufacturing plant. Purchase orders must be in writing (including facsimile, telex, telecopy or electronic communication such as email, but only if such form of electronic communication has been previously agreed to by Autodesk) and must request a delivery date during the term of this Agreement. Autodesk reserves the right to accept or reject orders, in whole or in part, and shall make reasonable commercial efforts to advise Reseller promptly of any order rejected hereunder. Upon acceptance by Autodesk. purchase orders shall be binding as to the products and services ordered and place of delivery, but not as to any other term appearing on such purchase order. Autodesk reserves the right to reject any order or to cancel any order previously accepted if Autodesk determines that Reseller is in default under this Agreement.

3.2 TAXES. Reseller shall be responsible for the payment of all federal, state, county, or local taxes, fees, and other charges, including all applicable income and sales taxes, including penalties and interest, with respect to the Autodesk Software Products.

3.3 PAYMENT. Payment shall be in advance of or upon delivery unless credit has been arranged with Autodesk, in which case Autodesk shall submit an invoice to Reseller upon shipment of an order or partial order. If
Autodesk elects to grant credit to Reseller, all invoiced amounts shall be due and payable net thirty (30) days from the date of invoice. If Reseller fails to pay any invoiced amounts when due, Autodesk may at its discretion, and in addition to any other remedies, revoke or suspend Reseller's credit terms, require further assurances from Reseller that such invoiced amounts shall be paid, or require Reseller to prepay for all Authorized Products ordered. Overdue amounts shall be subject to a late payment charge of one and one-half percent (1.5%) per month, or the legal maximum, whichever is less.

3.4 SHIPMENT. Autodesk will ship orders to the address designated in Reseller's purchase order F.O.B. or Free Carrier Autodesk's manufacturing plant, at which time risk of loss shall pass to Reseller. All freight, insurance, customs duties, and other shipping expenses shall be paid by Reseller.

3.5 VAR SALES TOOL KIT CHARGE. Reseller shall purchase from Autodesk at the then current price, each year this Agreement is in force, one VAR Sales Took Kit per authorized location which includes not for resale copies of the certain Authorized Products and certain marketing material as deemed appropriate by Autodesk.

4.   COMMISSIONS, EARNBACKS AND CO-OP FUNDS

4.1 COMMISSIONS. Reseller may receive a commission on direct sales of Authorized Products to End Users by Autodesk, provided that Reseller is authorized to sell such products and Reseller complies with all terms and conditions for receiving a commission, as set forth in the then current documentation (including but not limited to Premier Program manuals, VIP Subscription manuals, GSA manuals and relevant information published on the Autodesk Partner section of the Autodesk website) provided by Autodesk.

4.2 EARNBACK FUNDS. Reseller shall receive Earnbacks pursuant to the U.S. Commercial Discount Structure in the AUTODESK FY2000 VAR VALUE PROPOSITION, in the event Reseller achieves its quarterly Target. Earnbacks due shall be credited to Reseller's account with Autodesk thirty (30) days after the last day of the Autodesk fiscal quarter. Targets shall be assigned to Reseller by Autodesk for each quarter. Targets shall be based upon actual sales by Reseller to End Users only. In the event that Reseller has returns of Autodesk Software Products in excess of the allowable percentage of returns for that quarter, Reseller shall not be entitled to Earnbacks for such quarter and any Earnbacks credited to Reseller's account shall be debited.
Reseller shall be notified, in writing, of the allowable return percentage for any quarter at least thirty (30) days prior to the end of that quarter.

4.3 CO-OP FUNDS. Reseller shall receive Co-op Funds pursuant to the AUTODESK CO-OP MANUAL AND CLAIM FORM which shall be distributed separately from this Agreement, but which terms are hereby incorporated by reference.

5. TRADEMARKS. During the term of this Agreement, Reseller shall have a nonexclusive, nontransferable right to indicate to the public that it is an Autodesk authorized reseller and to advertise the Autodesk Software Products within the United States under the trademarks and slogans adopted by Autodesk from time to time ("Trademarks"). Reseller's use of the Trademarks in any literature, promotion, or advertising shall be in accordance with Autodesk guidelines for such usage. Reseller shall not contest, oppose, or challenge Autodesk's ownership of the Trademarks. All presentations of Autodesk Trademarks that Reseller intends to use shall be exact copies of those used by Autodesk, or shall first be submitted to the appropriate Autodesk personnel for approval of design, color, and other details, and such approval shall not be unreasonably withheld. If any of the Autodesk Trademarks are to be used in conjunction with another trademark on or in relation to the Software, then the Autodesk Trademarks shall be presented equally legibly, equally prominently, but nevertheless separated from the other so that each appears to be a trademark in its own right, distinct from the other mark. Effective upon the termination of this Agreement, Reseller shall cease all usage of Autodesk Trademarks and shall remove all such Trademarks.

6. TITLE AND PROPRIETARY RIGHTS. The Autodesk Software Products and other materials included in or incorporated in the Autodesk Software Products ("Materials") remain at all times the property of Autodesk. Reseller acknowledges and agrees that Autodesk holds the copyright to the Autodesk Software Products and, except as expressly provided herein, Reseller is not granted any other right or license to patents, copyrights, trade secrets, or trademarks with respect to the Materials. Reseller shall take all reasonable measures to protect Autodesk's proprietary rights in the Materials and shall not copy, use or distribute the Materials, or any derivative thereof, in any manner or for any purpose, except as expressly authorized in this Agreement. Reseller shall not disassemble, decompile, or reverse-engineer any Autodesk Software Product, including the Materials, or otherwise attempt to discover any Autodesk trade secret or other proprietary information. Reseller acknowledges that Autodesk has an Anti-Piracy Program and Reseller agrees to review and follow the Anti-Piracy Program Guidelines as published by Autodesk from time to time. Reseller shall notify Autodesk promptly in writing upon its discovery of any unauthorized use of the Autodesk Software Products or infringement of Autodesk's patent, copyright, trade secret, trademark, or other intellectual property rights. Reseller shall not distribute any Autodesk Software Product to any person or entity if Reseller is aware that such person or entity may be involved in potential unauthorized use of Autodesk Software Products or other infringement of Autodesk's proprietary rights.

7. CUSTOMER DATABASE. Reseller shall have access to Autodesk's customer database which is Autodesk confidential information. Reseller access to such database shall be limited to customers with which Reseller has a pre-existing business relationship.

8. SECURITY INTEREST. Reseller hereby grants to Autodesk a security interest in all of Reseller's Inventory purchased from Autodesk, all of Reseller's accounts receivable evidencing any obligation to Reseller for payment for Authorized Products sold, and all proceeds of any character, whether cash or non-cash, arising from the disposition of Reseller's inventory and accounts.

9. WARRANTY AND LIMITATIONS OF WARRANTY. Autodesk makes certain limited warranties to the End User in the End User License Agreement and disclaims all other warranties. RESELLER SHALL NOT MAKE ANY WARRANTY OR REPRESENTATION ACTUALLY, APPARENTLY OR OSTENSIBLY ON BEHALF OF AUTODESK,. EXCEPT FOR THE EXPRESS END USER WARRANTY REFERRED TO HEREIN, AUTODESK MAKES NO OTHER WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, BY STATUTE OR OTHERWISE, REGARDING THE AUTODESK SOFTWARE PRODUCTS. AUTODESK EXPRESSLY EXCLUDES ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OR NONINFRINGEMENT.

10.  INDEMNITY.

10.1 INFRINGEMENT INDEMNITY BY AUTODESK. Autodesk shall indemnity, hold harmless, and defend, at its expense, Reseller from any action brought against Reseller which alleges that any Autodesk Software Product infringes a United States patent, copyright, or trade secret, provided that Reseller promptly notifies Autodesk in writing of any claim, gives Autodesk sole control of the defense and settlement thereof, and provides all reasonable assistance in connection therewith. If the Software is finally adjudged to so infringe, Autodesk, in addition to paying any judgment or damages, at its exclusive option, (a) shall procure for Reseller the right to continue distribution of such Autodesk Software Product; (b) shall modify or replace such Autodesk Software Product with a noninfringing product; or (c) shall accept return of the Autodesk Software Product and refund the purchase price. Autodesk shall have no liability regarding any claim (i) arising out of the use of the Autodesk Software Product in combination with other products, or modification of the Autodesk Software Product, if the infringement would not have occurred but for such combination, modification, or usage, or (ii) for use of the Autodesk Software Product which does not comply with the terms of the End User License Agreement or this Agreement. THE FOREGOING STATES RESELLER'S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO CLAIMS OF INFRINGEMENT OF THIRD PARTY PROPRIETARY RIGHTS OF ANY KIND.

10.2 INDEMNITY BY RESELLER. Reseller agrees to indemnify, hold harmless and defend Autodesk from any cost, loss, liability, or expense, including court cots and reasonable fees for attorneys or other professionals, arising out of or resulting from (a) any claim or demand brought against Autodesk or its directors, employees, or agents by a third party arising from or in connection with any breach by Reseller of the terms of this Agreement or any End User License Agreement, or (b) any negligent or willful act omission by Reseller, Reseller's employees, or Reseller's Sales Channel including, but not limited to, any act or omission that contributes to (i) any bodily injury, sickness, disease, or death; (ii) any injury or destruction to tangible property or loss of use resulting therefrom; or
(iii) any violation of any statute, ordinance or regulation.

11.  LIMITATION OF LIABILITY.  EXCEPT FOR CLAIMS UNDER THE INDEMNITY
SECTION 10 ABOVE, AUTODESK'S LIABILITY ARISING OUT OF THIS AGREEMENT AND/OR THE ORDER OR DELIVERY OF ANY SOFTWARE SHALL NOT EXCEED THE PRICE PAID BY RESELLER FOR THE AUTODESK SOFTWARE PRODUCT(S). IN NO EVENT SHALL AUTODESK BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, OR FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED, WHETHER FOR BREACH OF CONTRACT, TORT, (INCLUDING NEGLIGENCE) OR ANY OTHER LEGAL THEORY, AND WHETHER OR NOT AUTODESK HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FUNDAMENTAL BREACH, BREACH OF
A FUNDAMENTAL TERM OR FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

12.  CONFIDENTIALITY

12.1 CONFIDENTIAL INFORMATION. As used in this Agreement, Confidential Information shall mean any information (a) designated as confidential orally or in writing by either party hereto, (b) related to any Autodesk Software Product, (c) related to Autodesk's business, or (d) other information received by Reseller by virtue of Reseller's relationship with Autodesk including, but not limited to, product plans, product designs, product costs, product prices, product names, finances, marketing plans, business opportunities, personnel, research, development, or know-how.

12.2 LIMITATIONS ON DISCLOSURE AND USE OF CONFIDENTIAL INFORMATION. Each party shall exercise reasonable care to prevent the unauthorized disclosure of Confidential Information by employing no less than the same degree of care employed, by such party to prevent the unauthorized disclosure of its own Confidential Information. Confidential Information disclosed under this Agreement shall only be used by the receiving party in the furtherance of this Agreement or the performance of its obligations hereunder. Neither party shall disclose the terms of this Agreement to any third party without the prior written consent of the other, except pursuant to a valid and enforceable order of a court or government agency.

12.3 EXCEPTIONS. Confidential Information does not include information which (a) is rightfully received by the receiving party from a third party without restriction, (b) is known to or developed by the receiving party independently without use of the confidential information, (c) is or becomes generally known to the public by other than a breach of duty hereunder by the receiving party, or (d) has been approved for release by written authorization of the receiving party.

13.  TERM, RENEWAL, TERMINATION, AND OTHER REMEDIES

13.1 INITIAL TERM AND RENEWAL. This Agreement shall continue for the period beginning on the Effective Date through January 31, 2000, unless terminated earlier under the provisions of this Agreement.

13.2 TERMINATION FOR INSOLVENCY. Autodesk may terminate this Agreement if Reseller becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation, or assignment for the benefit of creditors, if that proceeding is not dismissed with prejudice within sixty (60) days after filing. In addition to the foregoing, in the event Reseller either voluntarily files for protection against its creditors under the United States Bankruptcy Code or is the subject of an involuntary petition in bankruptcy, Reseller agrees that Autodesk shall be entitled to all rights to retain the benefits of this Agreement which are set forth in 11 U.S.C. 365(n). No right granted to Autodesk under 11 U.S.C. 365 shall be deemed to have been waived either expressly or by implication without a written agreement confirming such waiver.

13.3 TERMINATION FOR BREACH. Either party may terminate this Agreement upon notice if the other party breaches any material term or condition of this Agreement.

13.4 TERMINATION FOR FAILURE TO MEET PURCHASE REQUIREMENTS OR TARGET

(a) PURCHASE REQUIREMENTS. Failure by Reseller to achieve the two (2) quarter Purchase Requirements may result in the termination of this Agreement or the applicable Software Product authorization by Autodesk.

(b) TARGET. Failure by Reseller to meet or exceed the yearly Target may result in Termination of this Agreement by Autodesk.

13.5 BREACH OF OTHER AGREEMENTS WITH AUTODESK. In the event Reseller has other current reseller or agreements of any other type with Autodesk ("Other Autodesk Agreement"), the Breach of any term of any such Other Autodesk Agreement may, at Autodesk's option, be deemed a breach of this Agreement and shall permit Autodesk to terminate this Agreement in the same manner as if a breach of the terms of this Agreement had occurred. Any alleged breach by Autodesk of any Other Autodesk Agreement shall not be deemed a breach of this Agreement by Autodesk and shall not constitute cause for termination by Reseller or support an allegation by Reseller of damages under this Agreement.

13.6 TERMINATION FOR CUSTOMER DISSATISFACTION. Autodesk is relying upon Reseller acting in a professional and upstanding manner in its relationship with all End Users. Failure to attain a high level of customer satisfaction shall be considered a material breach of this Agreement and Autodesk reserves the right to terminate Reseller in the event that Autodesk receives customer dissatisfaction complaints from End Users, regarding Reseller.

13.7 TERMINATION FOR CONVENIENCE. Either party may terminate this Agreement for convenience upon sixty (60) days' written notice to other party.

13.8 EFFECT OF TERMINATION

(a) MONIES DUE AND PAYABLE. Notwithstanding any credit terms previously established with Reseller or any other provision of this Agreement, upon notice of a material breach pursuant to this Agreement or notice of termination, all monies owed by Reseller to Autodesk shall become due and Reseller shall remit to Autodesk such monies owed no later than thirty (30) days after notice. Overdue amounts shall be subject to a late payment charge of one and one-half percent (1.5%) per month, or the legal maximum, whichever is less.

(b) FULFILLMENT OF RESELLER ORDERS. Upon delivery of notice of a material breach or notice of termination of this agreement, Autodesk shall not be obligated to fulfill any orders. Autodesk shall not be obligated to fulfill any orders received by Autodesk subsequent to the effective date of termination. In Autodesk's sole discretion, Autodesk may continue to fulfill orders provided that Reseller (i) submits prepayments for any such order and (ii) pays all outstanding obligations to Autodesk prior to any shipment by Autodesk.

(c) RETURN OR DEPLETION OF INVENTORY. Subject to the limitations set forth below, upon termination, Autodesk, at its sole discretion, may either
(i) repurchase all or any part of Reseller's inventory of Autodesk Software Products at the price paid by Reseller to Autodesk and/or (ii) allow Reseller to continue to distribute those Autodesk Software Products in inventory until the inventory is depleted, subject to the terms and conditions set forth in this Agreement and whatever additional terms and conditions may be imposed by Autodesk. Except as expressly set forth above, under no circumstances shall Reseller be entitled to a refund for all or any portion of the Autodesk Software Products in Reseller's inventory.

(d) RETURN OF MATERIALS. Within thirty (30) days after the termination of this Agreement, Reseller shall return to Autodesk at Autodesk's expense all Autodesk Confidential Information, data, photographs, samples literature and sales aids, and any other property of Autodesk then in Reseller's possession.

(e) PARTIAL TERMINATION. Autodesk, at its sole discretion, may exercise its termination rights under this Section 13 solely with respect to one or more Product Requirements Sheet(s), Authorized Locations, Authorized Territories, or Authorized Products, or with respect to any Other Autodesk Agreement terminated pursuant to Section 13.5 hereof, which partial termination shall not affect this Agreement's application to the remaining Product Requirements Sheet(s), Authorized Locations, Authorized Territories, or Authorized Products, or affect any remaining part of any Other Autodesk Agreement.

13.9 OTHER REMEDIES. In addition to the right to terminate this Agreement, Autodesk reserves all rights and remedies available to Autodesk under law or equity, including the right to seek damages and injunctive relief for breach or threatened breach of this Agreement by Reseller.

13.10 ATTORNEYS' FEES. In any action brought to enforce the terms and conditions of this Agreement, the prevailing party shall be entitled to recover reasonable costs and attorneys' fees incurred in maintaining such action.

13.11 SURVIVING PROVISIONS. The terms and conditions, which by their nature should survive, shall survive and continue after termination of the Agreement.

14.  GENERAL PROVISIONS

14.1 Assignment. Reseller acknowledged that Autodesk is relying upon Reseller's reputation, business standing, and goodwill under Reseller's present ownership in entering into this Agreement. Accordingly, Reseller agrees that its rights and obligations under this Agreement may not be transferred or assigned and its duties may not be delegated directly or indirectly without the prior written consent of Autodesk. Reseller shall notify Autodesk promptly in writing of any change of ownership of Reseller or of any sale of all or substantially all of Reseller's assets. Reseller acknowledges that any change of ownership, sale of all or substantially all of Reseller's assets, or attempted assignment by Reseller of this Agreement, or any part thereof, without Autodesk's prior written consent may result in immediate termination of this Agreement by Autodesk.
Autodesk may assign or otherwise transfer it rights and obligations to successors-in-interest (whether by purchase of stock or assets, merger, operation of law, or otherwise) of that portion of its business related to the subject matter hereof. Subject to the restrictions set forth in this
Section 14.1, all of the terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto.

14.2 VENUE/CHOICE OF LAW. This Agreement shall be construed in accordance with the laws of the State of California (excluding rules regarding conflicts of law) and the United States of America. The parties hereby submit to the exclusive personal jurisdiction of and venue in the Superior Court of the State of California, County of Marin, and the United States District Court for the Northern District of California in San Francisco.

14.3 NOTICES. Any notices required under the terms of this Agreement will be given in writing either (a) to the persons at the addresses set forth below, or to such other address as either party may substitute by written notice to the other in the manner contemplated herein, and will be deemed served when delivered or, if the delivery was not accomplished by reason or fault of the addressee, when tendered, or (b) by facsimile, and will be deemed delivered on the day reflected in the transmission confirmation.

If to Autodesk:
     Autodesk, Inc.
     111 McInnis Parkway
     San Rafael, California 94903
     Attn:  General Counsel
     Facsimile:  (415) 507-6126

If to Reseller, to the address and facsimile number identified on the first page of this Agreement.

14.4 INDEPENDENT CONTRACTORS. In performing their respective duties under this Agreement, each of the parties will be operating as an independent contractor. Nothing contained herein will in any way constitute any association, partnership, or join venture between the parties hereto, or be construed to evidence the intention of the parties to establish any such relationship. Neither of the parties will hold itself out in any manner that would be contrary to the provisions of this Section 14.4.

14.5 ENTIRE AGREEMENT. This document contained the entire Agreement and understanding concerning the subject matter between Reseller and Autodesk and supersedes all prior negotiations, proposed agreements, and all other agreements, whether written or oral, except all prior confidentiality and nondisclosure agreements to the extent that they are not expressly superseded by this Agreement. Except as set forth in Section 1.10, this Agreement may be amended only by a writing signed by authorized individuals for both Autodesk and Reseller. Any handwritten or typed changes to this Agreement must be initialed by both parties in order to become effective.

14.6 SEVERABILITY. In the event that it is determined by a court of competent jurisdiction as a part of a final nonappealable judgment that any provision of this Agreement or part thereof is invalid, illegal, or otherwise unenforceable, such provision will be enforced or reformed as nearly as possible in accordance with the state intention of the parties, while the remainder of the Agreement will remain in full force and effect.

14.7 CONSTRUCTION. This Agreement has been negotiated by the parties and their respective counsel. This Agreement will be fairly interpreted in accordance with its terms and without any strict construction against either party. Ambiguity will not be interpreted against the drafting party.

14.8 COUNTERPARTS. This Agreement may be executed in separate counterparts and shall become effective when the separate counterparts have been exchanged between the parties.

14.9 FORCE MAJEURE. Except for the failure to make payments, neither party will be liable for any loss, damage or penalty resulting from delays or failures in performance resulting from acts of God, supplier delay or other causes beyond the non-performing party's reasonable control and not caused by the negligence of the nonperforming party, provided that the nonperforming party promptly notifies the other party of the delay and the cause thereof and promptly resumes performance as soon as it is possible to do so.

14.10 WAIVER. The waiver of any breach or default will not constitute a waiver of any other right in this Agreement or any subsequent breach or default. No waiver shall be effective unless in writing and signed by an authorized representative of the party to be bound. Failure to pursue, or delay in pursing any remedy for a breach shall not constitute a waiver of such breach.

     The Undersigned are duly authorized to execute this Agreement on behalf of their respective parties.

AUTODESK, INC.                     RESELLER


By: /s/ MIKE SUTTON                By: /s/ GARY NELSON
   ----------------------------       -------------------------

          Mike Sutton                   Gary Nelson
-------------------------------    ----------------------------
     Printed Name                       Printed Name

  Vice President - World Wide
   Field Operations                  President
-------------------------------    ----------------------------
          Title                              Title

     1/29/99                         January 13, 1999
-------------------------------    ----------------------------
          Date                               Date